UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*

                                Tesco Corporation
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                    88157K101
                                 (CUSIP Number)

                                December 31, 2000
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [x] Rule 13d-1(b)**
                               [x] Rule 13d-1(c)***
                               [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

        **With respect to Forstmann-Leff Associates, LLC and FLA Advisers L.L.C.

        ***With respect to FLA International Fund, Ltd.

CUSIP NO. 88157K101        13G      Page 2 of 8 Pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Forstmann-Leff Associates, LLC
   52-2169043

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            43,700 shares
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          2,573,610 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       43,700 shares

                            8  SHARED DISPOSITIVE POWER

                       2,573,610 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,617,310 shares (includes shares beneficially owned by FLA Advisers L.L.C. and FLA International Fund, Ltd.)

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                    [ ]
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    8.1%

12  TYPE OF REPORTING PERSON

    IA, OO

CUSIP NO. 88157K101        13G      Page 3 of 8 Pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Advisers L.L.C.
   13-3942422

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]
3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          2,573,610 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       2,573,610 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,573,610 shares (includes shares beneficially owned by FLA International Fund, Ltd.)

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      SHARES
                                                   [ ]
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    8.0%

12  TYPE OF REPORTING PERSON

    IA, OO

CUSIP NO.88157K101         13G      Page 4 of 8 Pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA International Fund, Ltd.
   None

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]
3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Bermuda

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          1,723,185 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       1,713,185 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,723,185 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      SHARES
                                                    [ ]
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    5.3%

12  TYPE OF REPORTING PERSON]

    CO

                                                          Page 5 of 8 Pages
Item 1(a)         NAME OF ISSUER:

         Tesco Corporation

Item 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         350 - 7th Avenue, S.W.
         36th Floor
         Calgary, Alberta, Canada T2P 349

Item 2(a)         NAME OF PERSON FILING:

         See Item 1 of the cover pages attached hereto

Item 2(b)         Address of Principal Business Office, or if none, residence:

                  590 Madison Avenue
                  New York, New York 10022

Item 2(c)         CITIZENSHIP:

         See Item 4 of the cover pages attached hereto

Item 2(d)         TITLE OF CLASS OF SECURITIES:

         Common Stock, $.01 par value

Item 2(e)         CUSIP NUMBER:

         88157K101

Item 3 Forstmann-Leff Associates, LLC, a Delaware limited liability company, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (the "Act"). FLA Advisers L.L.C., a New York limited liability company, is a registered investment adviser under the Act. The members of Forstmann-Leff Associates, LLC's Investment Committee are also the managers of FLA Advisers L.L.C. FLA International Fund, Ltd. is a Bermuda company. FLA Advisers L.L.C. is investment adviser to FLA International Fund, Ltd.

                                                            Page 6 of 8 Pages
Item 4   OWNERSHIP:

                  (a)      Amount beneficially owned:
                           See Item 9 of the cover pages attached hereto

                  (b)      Percent of Class:
                           See Item 11 of the cover pages attached hereto

                  (c) See Items 5 through 8 of the cover pages attached hereto

Item 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable

Item 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                  Various clients of the reporting persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of Tesco Corporation. No one client's interest in the Common Stock of Tesco Corporation. is more than five percent of the total outstanding Common Stock, other than FLA International Fund, Ltd., a Bermuda company and client of FLA Advisers L.L.C., which holds a 5.3% interest in the Common Stock of the issuer.

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not Applicable

Item 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

Item 9   NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

Item 10  CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             Page 7 of 8 Pages


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 12, 2001


                                                FORSTMANN-LEFF ASSOCIATES, LLC



                                               By:      /s/ Joseph Sullivan
                                               Chief Operating Officer


                                               FLA ADVISERS L.L.C.


                                               By:      /s/ Joseph Sullivan
                                               Chief Financial Officer


                                               FLA INTERNATIONAL FUND, LTD.


                                               By:      /s/ Mayra Woo
                                               President and Director

                                                             Page 8 of 8 Pages


                                                                   Exhibit A

                                    AGREEMENT

                  The undersigned, Forstmann-Leff Associates, LLC, FLA Advisers L.L.C. and FLA International Fund, Ltd., agree that the statement to which this exhibit is appended is filed on behalf of each of them.


February 12, 2001


                                               FORSTMANN-LEFF ASSOCIATES, LLC


                                               By:      /s/ Joseph Sullivan
                                               Chief Operating Officer


                                               FLA ADVISERS L.L.C.


                                               By:      /s/ Joseph Sullivan
                                               Chief Financial Officer



                                               FLA INTERNATIONAL FUND, LTD.


                                               By:      /s/ Mayra Woo
                                               President and Director